Blucora, Inc. 8-K

Exhibit 10.1

Blucora Announces Appointment of Kan Kotecha and Rick Leaman to the Board of Directors

New Directors Have Extensive Technology and Capital Allocation Expertise

DALLAS, March 11, 2022 -- Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled, tax-focused financial solutions, today announced the appointment of Kan Kotecha and Rick Leaman to the Company’s Board of Directors, effective immediately. The appointments complete a search process initiated in 2021 by the Blucora Board of Directors, which was conducted with the input of Blucora’s shareholders and the assistance of a leading executive search firm.

Mr. Kotecha is currently a Vice President of Engineering at Google Inc. and previously served as Chief Technology Officer at Morgan Stanley Wealth Management where he led a team of over 600 professionals. He brings to the Board extensive experience in technology, cybersecurity and large-scale systems integration.

Mr. Leaman joins the Board with over 30 years of experience in investment banking, most recently as Managing Partner of Moelis & Co. Mr. Leaman also served as a Director on the Moelis & Co. board. His specialized knowledge of capital markets and investment banking are beneficial to Blucora, particularly in relation to M&A, capital allocation and other strategic initiatives.

“We are thrilled to welcome two highly qualified new members to the Blucora Board. Both appointees bring valuable insight and experience – with Kan offering a perspective on technology, cybersecurity and operational efficiency gleaned through his work at one of the largest wealth management firms in the world and Rick having extensive capital markets, capital allocation and M&A expertise – that can meaningfully support our leadership team. We are very pleased to have them join the Blucora Board and look forward to their contributions,” said Georganne Proctor, Blucora’s Chair of the Board.

Chris Walters, Blucora’s President and Chief Executive Officer, added, “The appointments of Rick and Kan further augment the substantial expertise of the Board, which has been highly engaged in supporting our corporate strategy and focus on creating value for all our shareholders. We appreciate the input from a large portion of our shareholder base as we considered these appointments.”

About Kan Kotecha

Mr. Kotecha currently serves as a Vice President of Engineering at Google Inc., a role he has held since January 2015. As Vice President of Engineering, Mr. Kotecha is leading the digital transformation of Google’s internal functions across Finance, HR, Legal, Marketing and Real Estate. Prior to this role, Mr. Kotecha served as Chief Technology Officer at Morgan Stanley Wealth Management from May 2010 to December 2015, where he was integral to the successful integration of Smith Barney, which was acquired by Morgan Stanley from Citigroup, with Morgan Stanley’s Wealth Management platform. From 1992 to 2009, Mr. Kotecha held multiple roles at Morgan Stanley ranging from technical infrastructure to application development throughout the world, including in London, Zurich, Moscow and India. From 2009 to 2010, Mr. Kotecha served as lead for Corporate Engineering at Google London. Mr. Kotecha serves as Vice Chair for the Special Olympics of New York. Mr. Kotecha holds a Bachelor of Science in Computer Science from the University of Hertfordshire in the United Kingdom.

About Rick Leaman

Mr. Leaman has spent over 30 years in the investment banking industry, most recently serving as Vice Chairman and Managing Director of Moelis & Company (NYSE: MC), an investment bank. From September 2015 to March 2019, Mr. Leaman served as Vice Chairman and Managing Director of Moelis & Company. From 2012 until September 2015, Mr. Leaman served as Managing Partner of Moelis & Company. From 2010 until 2012, Mr. Leaman was a Managing Director at Moelis & Company. He also served on its board of directors from April 2014 to July 2018. Mr. Leaman retired in 2019 and has overseen private investments since that time. Mr. Leaman began his investment banking career at Smith Barney, Harris Upham & Co. Incorporated in 1986 and then moved to Dillon Read & Company in 1993, until it was acquired by Swiss Bank Corporation in 1997. Swiss Bank Corporation merged with Union Bank of Switzerland and was renamed UBS Group AG in 1998. While at UBS, Mr. Leaman served in various capacities, including Joint Global Head of Mergers and Acquisitions, both Joint Global Head and Global Head of Investment Banking and Chairman of Investment Banking. Mr. Leaman also served on the Group Management Board of UBS and on the Executive and Risk Committees of UBS Investment Bank. Mr. Leaman left UBS to join Moelis & Company in 2010. Mr. Leaman received his A.B. in Economics and his MBA from Duke University.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is a provider of data and technology-driven solutions that empower people to improve their financial wellness. Blucora operates in two segments (i) wealth management, through its Avantax Wealth Management and Avantax Planning Partners brands, with a collective $89 billion in total client assets as of December 31, 2021 and (ii) tax software, through its TaxAct business, a market leader in tax software with over 3 million consumer users and approximately 24,500 professional users in 2021. With integrated tax-focused software and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Important Additional Information

Blucora, Inc. (the “Company”) intends to file a definitive proxy statement, accompanying BLUE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2022 and subsequent filings of Statements of Changes of Beneficial Ownership of Securities on Form 4.

Investors:

Dee Littrell

Investor Relations

(972) 870-6463

ir@blucora.com

Media:

Gagnier Communications

Dan Gagnier / Jeff Mathews

(646) 569-5897

blucora@gagnierfc.com